EXHIBIT 99.1

United-Guardian Announces Year-End Dividend

HAUPPAUGE, N.Y., Dec. 01, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company’s Board of Directors, at its meeting on November 30th, declared a year-end dividend of $0.40 per share, which will be payable on December 19, 2016 to all stockholders of record as of December 12, 2016. This brings to $0.75 per share the dividends the company has paid to its stockholders this year.

Ken Globus, United-Guardian’s President, stated, “Although we had a slow start to the year due to an inventory overstocking issue in China that impacted our sales for the first 8 months of this year, that situation has now been corrected, and sales for our third quarter increased substantially. This resulted in third quarter earnings per share that equaled the earnings of the first and second quarters combined. Based upon these results the Board determined that it was appropriate to increase the dividend to $0.40 per share from the $0.35 per share that was paid in the first half of the year. With the excess inventory issue behind us, and with a new internet marketing campaign planned for the first quarter of 2017 for our new single-dose form of Renacidin, we are confident that our sales and earnings going forward will continue to improve.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Contact:Robert S. Rubinger
Public Relations
(631) 273-0900